           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1998
                                               REGISTRATION NO. 333-________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ----------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                           ------------------------
                        ASSISTED LIVING CONCEPTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                                            93-1148702
  (STATE OR OTHER JURISDICTION                           (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)


                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
              CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                RHONDA S. MARSH
                          VICE PRESIDENT, CONTROLLER
                         AND CHIEF ACCOUNTING OFFICER
                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
  (Name, address, including zip code, telephone number, including area code, of agent for service)

                                  COPIES TO:
                               Gary Olson, Esq.
                               Latham & Watkins
                      633 West Fifth Street - Suite 4000
                        Los Angeles, California  90071
                                (213) 485-1234
                         ---------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, depending on market conditions.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                 Title of Each                                   Proposed Maximum     Proposed Maximum     Amount of
              Class of Securities                 Amount to be    Offering Price     Aggregate Offering   Registration
               to be Registered                    Registered      Per Unit (1)            Price              Fee
__________________________________________________________________________________________________________________________
5.625% Convertible Subordinated
Debentures and shares of Common Stock,             $75,000,000        $1,000            $75,000,000          $22,125
par value $.01 per share, issuable
upon conversion thereof........................
===========================================================================================================================

                         ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS         SUBJECT TO COMPLETION, DATED MAY 11, 1998

                                  $75,000,000
              5.625% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003
                    (INTEREST PAYABLE MAY 1 AND NOVEMBER 1)

                                2,864,344 SHARES
                     COMMON STOCK, PAR VALUE $.01 PER SHARE


                         ASSISTED LIVING CONCEPTS, INC.
                              __________________


     This Prospectus relates to $75,000,000 aggregate principal amount of 5.625% Convertible Subordinated Debentures due 2003 (the "Debentures") of Assisted Living Concepts, Inc., a Nevada corporation (the "Company"), issued in a private placement on April 13, 1998 (the "Offering") and the 2,864,344 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company which are issuable upon conversion of the Debentures (the "Conversion Shares"). The Debentures or the shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the account of holders of Debentures named herein (the "Selling Debentureholders"). See "Plan of Distribution." The Company will not receive any proceeds from this Offering.

     The aggregate principal amount of Debentures that may be offered by the Selling Debentureholders pursuant to this Prospectus is $75,000,000. Information concerning such Selling Debentureholders may change from time to time and will be set forth in Supplements to this Prospectus. Accordingly, the aggregate principal amount of Debentures offered hereby may decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $75,000,000.

     The Debentures are convertible into Common Stock at any time at or prior to maturity, unless previously redeemed, at a conversion price of $26.184 per share, subject to adjustment under certain circumstances. The Debentures have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market since issuance, but were not traded publicly prior to ______, 1998, when the Debentures were registered under the Securities Act of 1933, as amended (the "Securities Act"). Since ______, 1998 the Debentures have traded in the over-the-counter market. Application has been made to list the Debentures and the Conversion Shares on the American Stock Exchange ("AMEX"), subject to notice of issuance. The Common Stock is traded on AMEX under the symbol "ALF." On May 7, 1998, the last reported sale price of the Common Stock, as reported by AMEX, was $17.50 per share.

     The Debentures are redeemable, in whole or in part, at the option of the Company, for cash, at any time on or after May 15, 2001 on at least 30 days' notice at a redemption price equal to 100% of the principal amount thereof plus accrued interest. See "Description of the Debentures."

     The Debentures are unsecured and are effectively subordinated in right of payment to all present and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. See "Description of Debentures." There is no limitation on the amount of Senior Indebtedness or other Indebtedness that the Company or its subsidiaries may incur in the future. At February 28, 1998 the Company's outstanding Senior Indebtedness totaled approximately $32.5 million and liabilities of the Company's subsidiaries totaled approximately $19.1 million.

     SEE "RISK FACTORS" COMMENCING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Debentures and Conversion Shares may be offered for sale by the Selling Debentureholders from time to time in transactions effected on AMEX (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Debentures or Conversion Shares are then listed, admitted to unlisted trading privileges or included for quotation), in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Debentureholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Debentureholders and/or the purchasers of the Debentures and Conversion Shares for whom they may act as agent or to whom they sell Debentures or Conversion Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). See "Plan of Distribution."

     The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                THE DATE OF THIS PROSPECTUS IS __________, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Commission also maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Debentures and Conversion Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K and as amended by Form 10-K/A for the fiscal year ended December 31, 1997, (ii) the Company's 1998 Proxy Statement on Schedule 14-A, and
(iii) the description of the Company's Capital Stock contained in the Company's Registration Statement on Form 8-A dated November 17, 1994. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.
This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Rhonda S. Marsh, Chief Accounting Officer, 9955 S.E. Washington, Suite 201, Portland, Oregon 97216.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing any of the Shares offered hereby. Certain information contained in this Prospectus constitutes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The following factors constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements.

ANTICIPATED OPERATING LOSSES OF NEW RESIDENCES

     The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $20,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it, the aggregate loss may increase by up to an additional $100,000. The Company currently plans to open 60 to 70 residences in 1998. The Company estimates that the losses to be incurred during 1998 due to start-up residences could range from $1.0 million to $3.2 million. The success of the Company's future operations is directly tied to the expansion of its operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays in connection with the expansion of its operational base which could have a material adverse effect on the Company's financial condition and results of operations.

     In April 1997, in order to mitigate the impact of start-up losses associated with the opening of newly constructed residences, the Company entered into a joint venture agreement with a third-party investor to operate certain new assisted living residences owned and developed by the Company. Pursuant to the joint venture agreement, the Company has acquired a 10% interest for $300,000 and the joint venture partner has acquired a 90% interest for $2.0 million in the joint venture. The joint venture concurrently entered into a non-cancelable management agreement with the Company pursuant to which the Company will manage the properties operated by the joint venture for an amount equal to the greater of 8% of gross revenues or $2,000 per month per property. As of December 31, 1997, 17 residences owned or leased by the Company were being operated by the joint venture. The revenues and expenses of the joint venture are consolidated with those of the Company. In addition, the Company will recognize 10% of the losses or profits, if any, of the joint venture, net of the effect of management fees paid to the Company. The Company may seek to acquire the joint venture partner's 90% interest in the future, but has no contractual right to purchase such interest. While the use of such joint venture agreements is intended to mitigate the impact on the Company of start-up losses associated the opening of new residences or otherwise, the Company may, to the extent it does not acquire the partner's interest, forgo a portion of future operating profits, if any, from the residences operated by the joint venture. The Company expects it will, from time to time, enter into additional partnering arrangements, which may be similar to the current structure, for some of its future development projects. There can be no assurance that the Company will be able to enter into any such future arrangements or, if entered into, that such arrangements will achieve the desired results.

     Due to the completion of the common stock and convertible subordinated debenture offerings in October of 1997 and the completion of the acquisitions of Carriage House Assisted Living, Inc. and Home and Community Care, Inc., the Company expects to retain ownership of a greater number of its assisted living residences as well as to accelerate its development program. Historically, the Company has relied extensively on sale leaseback financings from Real Estate Investment Trusts to finance its development efforts. The Company also expects to make additional investments in its management infrastructure to further support its growth strategy. While the Company believes that the resulting effects of the recent completed offerings, the increased focus on asset ownership, its accelerated development program and anticipated additions to its corporate infrastructure will negatively impact its earnings prospects over the next 12 to 18 months, it believes that these measures will positively affect its long-term prospects.

NO ASSURANCE AS TO ABILITY TO DEVELOP OR ACQUIRE ADDITIONAL ASSISTED LIVING RESIDENCES

     The Company's prospects for growth are directly affected by its ability to develop and, to a lesser extent, acquire additional assisted living residences. While the Company currently plans to open 60 to 70 residences in 1998, there can be no assurance that such residences will be completed. The success of the Company's growth strategy will also depend upon, among other factors, the Company's ability to obtain government licenses and approvals, the Company's ability to obtain financing and the competitive environment for development and acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the residence, or its operation, and the type of services to be provided. The successful development of additional assisted living residences will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations. The Company is dependent upon these permits and authorizations to construct and operate its residences and any delay or inability to obtain such permits could adversely affect the results of operations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected. There can be no assurance that the Company will be successful in developing or acquiring any particular residence, that the Company's rapid expansion will not adversely affect its operations or that any residence developed or acquired by the Company will be successful. The various risks associated with the Company's development or acquisition of assisted living residences and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's financial condition and results of operations.

NEED FOR ADDITIONAL FINANCING TO FUND FUTURE DEVELOPMENT AND ACQUISITIONS; LEVERAGE

     To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and fund start-up losses for new facilities that will be developed during 1998 is between $160 million and $190 million; accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company will, from time to time, seek additional funding through public and/or private financing sources, including equity and/or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans.

     The Company's aggregate annual fixed debt and lease payment obligations as of March 31, 1998 totaled approximately $27.5 million (adjusted to give effect to the issuance of the Debentures). These fixed payment obligations will significantly increase as the Company pursues its development plan. Failure to meet these obligations may result in the Company being in default of its financing agreements and, as a consequence, the Company may lose its ability to operate any individual residence or other residences which may be cross-defaulted. There can be no assurance that the Company will generate sufficient cash flow to meet its current or future obligations. In addition, the Company anticipates there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.

     The Company is significantly leveraged and at March 31, 1998 had approximately $201 million (adjusted to give effect to the issuance of the Debentures) of total long term indebtedness outstanding. The degree to which the Company is leveraged could have important consequences to holders of the Debentures, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) the Company must pay interest on the Debentures and interest and principal on its other indebtedness, leaving less funds for other purposes; (iii) the Company may be at a disadvantage compared to less leveraged competitors; and (iv) the Company could be more vulnerable to a downturn in general economic conditions.

GEOGRAPHIC CONCENTRATION, DEPENDENCE ON STATE MEDICAID WAIVER PROGRAMS

     As of December 31, 1997, 28.5% of the Company's properties are in Texas, 15.4% are in Oregon, 13.1% in Ohio and 10.8% in Washington; therefore, the Company is dependent on the economies of Texas, Oregon, Ohio and Washington and, to a certain extent, on the continued funding of state Medicaid waiver programs. During the years ended December 31, 1995, 1996 and 1997, direct payments received from state Medicaid agencies accounted for approximately 21.4%, 13.8%, and 11.3%, respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 9.6%, 7.6%, and 6.0%, respectively, of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will constitute a significant source of revenue for the Company in the future. The Company intends to continue developing and operating assisted living residences in other states. Adverse changes in general economic factors affecting these states' respective health care industries or in these states' laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

SUBORDINATION OF DEBENTURES

     The Debentures are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Indebtedness, the assets of the Company will be available to pay obligations on the Debentures only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. The Company expects from time to time to incur additional indebtedness, including indebtedness that would constitute Senior Indebtedness. The Debentures are also structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. In addition, certain of the Company's operations are conducted by subsidiaries and, subject to stockholder approval, the Company is exploring the creation of a holding company structure which could result in substantially all of the Company's assets and operations being held in operating subsidiaries. As a result of this action, the Debentures would be effectively subordinated to the liabilities of such subsidiaries. The Indenture does not prohibit or limit the incurrence of additional indebtedness, including Senior Indebtedness, by the Company or its subsidiaries and the incurrence of additional indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligation on the Debentures. As of February 28, 1998 the Company's outstanding Senior Indebtedness totaled approximately $32.5 million and liabilities of the Company's subsidiaries totaled approximately $19.1 million.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     A portion of the Company's revenues will be dependent upon reimbursement from third-party payors, including state Medicaid programs and private insurers. For the years ended December 31, 1995, 1996 and 1997, the Company received, as a percentage of total revenue, under Medicaid programs 21.4%, 13.8%, and 11.3%, respectively. Furthermore, there can be no assurance the Company's proportionate percentage of revenue received from Medicaid programs will not increase. The revenues and profitability of the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care by attempting to lower reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In an attempt to reduce the federal and certain state budget deficits, there have been, and management expects that there will continue to be, a number of proposals to limit Medicaid reimbursement in general. Adoption of any such proposals at either the federal or the state level could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

GOVERNMENT REGULATION

     Federal and state governments regulate various aspects of the Company's business. The development and operation of assisted living facilities and the provision of health care services are subject to federal, state and local licensure, certification and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters, resident characteristics, physical design and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, suspension or decertification from the Medicare and Medicaid program and, in extreme cases, the revocation of a facility's license or closure of a facility. There can be no assurance that federal, state, or local governments will not impose additional restrictions on the Company's activities that could materially adversely affect the Company.

     State and local laws regulating the Company's operations vary significantly from one jurisdiction to another. In certain states in which the Company is currently developing assisted living facilities, a certificate of need or other similar approval may be required for the acquisition or construction of new facilities, the expansion of the number of licensed units or beds or services, or the opening of a home health care agency or hospice. The Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable for such approval and possible delays and expenses associated with obtaining such approval.

     Federal and state fraud and abuse laws, such as "anti-kickback" laws and "self-referral" laws, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. Although the Company has established policies and procedures that it believes are sufficient to ensure that its facilities will operate in substantial compliance with applicable regulatory requirements, there can be no assurance that such fraud and abuse laws will be interpreted in a manner consistent with the practices of the Company.

PRICING PRESSURES

     The health care services industry is currently experiencing market-driven reforms from forces within and outside the industry that are exerting pressure on health care and related companies to reduce health care costs. These market-driven reforms are resulting in industry-wide consolidation that is expected to increase the downward pressure on health care service providers' margins, as larger buyer and supplier groups exert pricing pressure on health care providers. The ultimate timing or effect of market-driven reforms cannot be predicted. No assurance can be given that any such reforms will not have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

HEALTH CARE REFORM

     Health care and related services is an area of extensive and dynamic regulatory change. Changes in the law, new interpretations of existing laws, or changes in payment methodology, may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors and may be applied retroactively.

     In addition to the reforms enacted and considered by Congress from time to time, state legislatures periodically consider various health care reform proposals. Congress and state legislatures can be expected to continue to review and assess alternative health care delivery systems and payment methodologies, and public debate of these issues can be expected to continue in the future. The ultimate timing or effect of legislative efforts cannot be predicted and may impact the Company in different ways. There can be no assurances that either the states or the federal government will not impose additional regulations upon the activities of the Company or HCI which might adversely affect their businesses, the financial condition, results of operations and prospects.

STAFFING AND LABOR COSTS

     The Company will compete with other providers of long-term care with respect to attracting and retaining qualified personnel. The Company will also be dependent upon the available labor pool of low-wage employees. A shortage of nurses and/or trained personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

COMPETITION

     The long-term care industry is highly competitive and the Company expects that the assisted living business, in particular, will become more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that as assisted living receives increased attention and the number of states which include assisted living in their Medicaid waiver programs increases, competition will grow from new markets entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a source of competition to the Company. Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for development and acquisitions of assisted living residences. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

DIFFICULTIES OF MANAGING RAPID GROWTH

     The Company expects that the number of residences which it owns, leases or otherwise operates will increase substantially as it pursues its growth strategy. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. To the extent such growth is attributable to acquisitions of existing facilities or businesses, the Company's success will depend partly on its ability to integrate effectively such facilities and businesses into the Company's management, information and operating systems. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

     The Company depends, and will continue to depend, upon the services of Mr. McBride, its Chief Executive Officer, Dr. Wilson, its Chief Operating Officer and President, Ms. Marsh, its Vice President/Controller and Chief Accounting Officer, Mrs. Baldwin, its Director of Operations, Mr. Gordon, its Vice President/Treasurer, Ms. Haile, its Vice President/Financial Operations, Ms. Campbell, its Senior Vice President/General Counsel and Ms. Gorshe, its Vice President/Community Relations. The Company has entered into employment agreements with Mr. McBride, Dr. Wilson and its senior executive officers and has obtained a $500,000 key employee insurance policy covering Dr. Wilson's life. The Company is also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to- day operations of each residence. The loss of the services of any or all of such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations.

LIABILITY AND INSURANCE

     The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The Company currently maintains liability insurance intended to cover such claims and the Company believes that its insurance is in keeping with industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance coverage could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

ENVIRONMENTAL RISKS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos- containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any other Company's properties reveal all environmental liabilities.

VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuation also may adversely affect the market price of the Common Stock.

                                  THE COMPANY

     Assisted Living Concepts, Inc. ("ALC" or the "Company") operates, owns, leases and develops free-standing assisted living residences, primarily in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. Currently the Company has operations in Oregon, Washington, Idaho, Texas, Ohio, New Jersey and Arizona. The Company also provides personal care and support services and makes available routine nursing services (as permitted by applicable regulations) designed to meet the health care needs of its residents. The Company believes that this combination of residential, personal care, support and health care services provides a cost-efficient alternative and affords an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

     The Company has experienced significant growth since the completion of its initial public offering in November 1994, growing from a base of five residences (137 units) primarily through the development of assisted living residences. As of February 28, 1998, the Company owned, leased or managed a total of 139 operating assisted living residences representing an aggregate of 5,235 units. Of these residences, the Company owned 71 residences (2,727 units) and leased 68 residences (2,508 units). For the three months ended December 31, 1997, the Company's 54 Stabilized Residences (those residences that had been operating for twelve months prior to the beginning of the period or had achieved 95.0% occupancy within the first twelve months of operations) had an average occupancy rate of approximately 94.5% and an average monthly rental rate of approximately $1,753 per unit. The Company's 105 residences (3,875 units) in operation for the three months ended December 31, 1997 had an average occupancy rate of approximately 73.8% and an average monthly rental rate of approximately $1,790 per unit.

     The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in Arizona, Georgia, Indiana, Louisiana, New Jersey, Ohio, Oregon, Pennsylvania, South Carolina, Texas, Washington and other states with regulatory and reimbursement climates which the Company believes are favorable. In addition, the Company is adding units to expand certain of its assisted living residences in Oregon and Texas.

     The Company is a Nevada corporation and its principal executive offices are located at 9955 S.E. Washington, Suite 201, Portland, Oregon 97216, telephone number (503) 252-6233.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                                YEAR ENDED DECEMBER 31,
                             ------------------------------------------------------------
                                                                            PRO FORMA
                                 1995            1996           1997           1997
                                 ----            ----           ----           ----
                                 (1)             (1)             (1)            (1)

__________________
(1) For the period ended December 31, 1995, 1996 and 1997 fixed charges exceeded earnings by $1,152,000, $2,039,000 and $1,076,000 actual and
     $5,295,000 pro forma to give effect to the issuance of the Debentures.

                                USE OF PROCEEDS

     The proceeds from the sale of the Debentures and shares of Common Stock offered hereby are solely for the account of the Selling Debentureholders. Accordingly, the Company will receive none of the proceeds from sales thereof.

                            SELLING DEBENTUREHOLDERS

     The Debentures being offered hereby were acquired by the Selling Debentureholders in connection with a private placement of the Debentures by the Company on April 13, 1998 pursuant to Rule 144A and Regulation D under the Securities Act or in permitted resale transactions from the initial purchasers of the Debentures (the "Initial Purchasers") or holders acquiring such Debentures from prior holders thereof in further permitted resale transactions. The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Debentureholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Common Stock, none of the Selling Debentureholders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by the Trustee for the Debentures and by the Depository Trust Company.


                                                  Principal                          Principal
                                                  Amount of                          Amount of
                                                  Debentures                         Debentures                  Percent of
                                                Beneficially                         That May                   Outstanding
               Name                                 Owned                             be Sold                    Debentures
               ----                                 -----                             -------                    ----------
The Bank of New York                              $ 4,690,000                       $ 4,690,000                        6.2%
Bankers Trust Company                               2,108,000                         2,108,000                        2.8
Bear, Stearns Securities Corp.                      9,500,000                         9,500,000                       12.6
Brown Brothers Harriman & Co.                       3,950,000                         3,950,000                        5.2
Chase Manhattan Bank                               13,550,000                        13,550,000                       18.0
Citibank, N.A.                                      1,000,000                         1,000,000                        1.3
Corestates Bank, N.A.                               2,000,000                         2,000,000                        2.6
Crestar Bank                                        1,500,000                         1,500,000                        2.0
Custodial Trust Company                             3,835,000                         3,835,000                        5.1
Donaldson, Lufkin and Jenrette
 Securities Corporation                               500,000                           500,000                         *
Fiduciary Trust Company
 International                                        120,000                           120,000                         *
First Union National Bank                           1,000,000                         1,000,000                        1.3
Goldman, Sachs & Co.                                1,500,000                         1,500,000                        2.0
Goldman, Sachs International                        1,000,000                         1,000,000                        1.3
Investors Bank & Trust/M.F.
 Custody                                              150,000                           150,000                         *
Lehman Brothers, Inc.                               3,340,000                         3,340,000                        4.4


                                                    Principal                        Principal
                                                    Amount of                        Amount of
                                                    Debentures                       Debentures                  Percent of
                                                  Beneficially                       That May                   Outstanding
               Name                                   Owned                           be Sold                    Debentures
               ----                                   -----                           -------                    ----------
Lewco Securities Corp.                              2,800,000                        2,800,000                       3.7
Lehman Brothers International                       2,000,000                        2,000,000                       2.6
Morgan Stanley & Co. Incorporated                     500,000                          500,000                        *
Norwest Bank Minnesota, National
 Association                                          300,000                          300,000                        *
Northern Bank Minnesota, National
 Association                                        1,635,000                        1,635,000                       2.2
PNC Bank, National Association                        750,000                          750,000                       1.0
SSB - Custodian                                    14,845,000                       14,845,000                      19.8
Suntrust Bank, Atlanta                                130,000                          130,000                        *
U.S. Bank National Association                      1,700,000                        1,700,000                       2.2
Wachovia Bank, N.A.                                   605,000                          605,000                        *

_________________________
*  less than 1%

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this Offering. The Company has been advised by the Selling Debentureholders that the Selling Debentureholders may sell all or a portion of the Debentures and shares of Common Stock offered hereby from time to time on AMEX (or through the facilities of any national securities exchange or U.S. automated interdealer quotation system of a registered national securities association, on which any of the Debentures or Conversion Shares are then listed, admitted to unlisted trading privileges or included for quotation) on terms to be determined at the times of such sales. The Selling Debentureholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Debentureholders may from time to time offer the Debentures or shares of Common Stock through underwriters, including any of the initial purchasers of the Debentures, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Debentureholders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold, the names of the Selling Debentureholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Debentureholders from the sale of the Debentures and Common Stock offered by the Selling Debentureholders hereby will be the purchase price of such Debentures and shares of Common Stock less any commissions. There is no assurance that the Selling Debentureholders will sell any or all of the Debentures or shares of Common Stock offered hereby.

     The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

     The Debentures are listed on AMEX. However, there can be no assurance that an active market for the Debentures will develop.

     In order to comply with the securities laws of certain states, if applicable, the Debentures and Conversion Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Debentures and Conversion Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Debentures were originally sold on April 13, 1998 in a private placement at a purchase price of 100% of their principal amount. The Company agreed to indemnify and hold the initial purchasers and certain subsequent holders of the Debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers or such subsequent holders.

     The Company will pay all expenses incident to the offering and sale of the Debentures and Common Stock to the public other than underwriting discounts and selling commissions and fees. See "Selling Debentureholders."

                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an Indenture, dated as of April 13, 1998 (the "Indenture"), executed by the Company and Harris Trust and Savings Bank, as the trustee under the Indenture (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed with the Registration Statement.

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

GENERAL

     The Debentures are unsecured general obligations of the Company, subject to the rights of holders of Senior Indebtedness of the Company, and will mature on May 1, 2003. The Debentures are limited to $75.0 million aggregate principal amount and will bear interest payable semiannually on May 1 and November 1 of each year, commencing November 1, 1998, at the per annum rate of 5.625%. The first payment will be for the period from the date of delivery to November 1, 1998. The Company will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the April 15 or October 15 preceding the interest payment date. Principal (and premium, if any) and interest will be payable, the Debentures will be convertible and exchangeable, and transfers thereof will be registerable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Trustee. The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect principal payments.

     Initially, the Trustee will act as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar, Conversion Agent or co-registrar upon prior written notice to the Trustee and may act in any such capacity itself.

DELIVERY AND FORM OF DEBENTURES

     The Debentures were deposited on the Closing Date with the Depository and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Security Holder"). The Debentures were eligible for trading on PORTAL at the time of issuance.

     The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as bank brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     So long as the Global Security Holder is the registered owner of any Debentures, the Global Security Holder will be considered the sole holder under the Indenture of any Debentures evidenced by the Global Security. Beneficial owners of Debentures evidenced by such Global Securities will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Debentures.

     Payments in respect of the principal or premium, if any, and interest on any Debentures registered in the name of the Global Security Holder on the applicable record date will be payable to the Trustee to or at the direction of such Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Debentures are registered as the owner thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures (including principal or premium, if any, and interest). The Company believes, however, that it is currently the policy of the Depository immediately to credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Debentures will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

     The Debentures are in fully registered form without coupons in denominations of $1,000 or any multiples thereof. A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration or transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The Indenture does not contain any provision requiring the Company to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debentures may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

CONVERSION RIGHTS

     The holders of the Debentures are entitled at any time after the Registration Date and prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof (which are $1,000 or multiples thereof) into shares of Common Stock at the conversion price of $26.184 per share (subject to adjustments as described below). No payment or adjustment will be made for accrued interest on a converted Debenture. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company will not issue fractional interests in shares of Common Stock upon conversion of the Debentures and instead will deliver a check for the fractional share based upon the market value of the Common Stock on the last trading date prior to the conversion date. If the Debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless the Company defaults in payment due upon such redemption.

     The conversion price is subject to adjustments, as set forth in the Indenture, in certain events, including the payment of dividends or distributions on the Company's Common Stock in shares of capital stock; subdivisions or combinations of the Common Stock into a greater or smaller number of shares of Common Stock; reclassification of the shares of Common Stock resulting in an issuance of any shares of the Company's capital stock; distribution of rights or warrants to all holders of Common Stock entitling them to purchase Common Stock at less than the then current price at that time; and the distribution to all holders of Common Stock of assets, excluding certain cash dividends and distributions, or debt securities or any rights or warrants to purchase securities of the Company; provided, however, that no adjustment will be required if holders of the Debentures receive notice of and are allowed to participate in such transactions. No adjustment will be required for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price need be made unless such adjustment would require a change of at least 1.0% in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may voluntarily reduce the conversion price for a period of time.

     If the Company pays dividends on the Common Stock in shares of capital stock or subdivides or combines the Common Stock or issues by reclassification of its Common Stock any shares of its capital stock or merges with, or transfers or leases substantially all of its assets to, another corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction.

     Any Debentures called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Debentures at the redemption price by one or more investment banks or other purchasers who may agree with the Company to purchase such Debentures and convert them into Common Stock of the Company.

SUBORDINATION OF DEBENTURES

     The indebtedness evidenced by the Debentures is subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness. No payment shall be made by the Company on account of principal of (or premium if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to any Senior Indebtedness and such default shall be the subject of a judicial proceeding, or the Company shall have received notice of such default from certain authorized persons, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debentures or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debentures. By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, interest on and all other amounts payable under or in respect of Indebtedness (as defined in the Indenture) of the Company (other than Indebtedness owed to a subsidiary of the Company, Indebtedness of the Company which is expressly pari passu with the Debentures or Indebtedness which is expressly subordinated to the Debentures). There is no limit on the amount of Senior Indebtedness that the Company may incur.

OPTIONAL REDEMPTION

     The Company may, at its option at any time on or after May 15, 2001, redeem all of the Debentures or some of them, on at least 30 days' but not more than 60 days' notice to each holder of Debentures to be redeemed at his or her registered address, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date. The Debentures may not be so redeemed before May 15, 2001.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES BY THE COMPANY

     In the event of any Change in Control of the Company occurring after the date of issuance of the Debentures and on or prior to maturity, each holder of Debentures will have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Debentures on the date (the "Repurchase Date") that is 75 days after the date the Company gives notice of the Change in Control (as described below) at a price (the "Repurchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company is required to deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures that are to be repaid on the Repurchase Date. Neither the Board of Directors of the Company nor the Trustee, acting alone or together, can modify or waive this required repurchase of the Debentures.

     Failure by the Company to repurchase the Debentures when required under the preceding paragraph will result in an event of default under the Indenture, whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the fifteenth day after the occurrence of a Change in Control, the Company is obligated to mail to all holders a notice of the event constituting, and the date of such, Change in Control, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures, and the procedures that a holder must follow to exercise a repurchase right. To exercise the repurchase right, a holder of a Debenture must deliver, on or before the tenth day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being duly exercised, duly endorsed for transfer.

     A "Change in Control" will occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all Common Shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock is converted into cash, securities, or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (iii) any person, or any persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the total voting power of all classes of capital shares of the Company entitled to vote generally in the election of directors of the Company. Notwithstanding clause (iii) of the foregoing definition, a Change in Control will not be deemed to have occurred solely by virtue of the Company; any Subsidiary; any employee share purchase plan, share option plan, or other share incentive plan or program; retirement plan or automatic dividend reinvestment plan; or any substantially similar plan of the Company or any Subsidiary or any person holding securities of the Company for or pursuant to the terms of any such employee benefit plan, filing or becoming obligated to file a report under or in response to Schedule 13D or
Schedule 14D-1 (or any successor schedule, form, or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of the Company, whether at least 50% of the total voting power referred to in clause
(iii) of the foregoing definition or otherwise. A recapitalization or a leveraged buyout or similar transaction involving members of management or their affiliates will constitute a Change in Control if it meets the foregoing definition.

     Notwithstanding the foregoing, a Change in Control as described above will not be deemed to have occurred if (i) the Current Market Price of the Common Stock on the date of a Change in Control is at least equal to 105% of the conversion price of the Debentures in effect immediately preceding the time of such Change in Control; or (ii) all of the consideration (excluding cash payments for fractional shares) in the transaction giving rise to such Change in Control to the holders of Common Stock consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction the Debentures will become convertible solely into such shares of common stock; or (iii) the consideration in the transaction giving rise to such Change in Control to the holders of Common Stock consists of cash or securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, will be equal to the average of the daily closing prices of such securities during the 10 consecutive trading days commencing with the sixth trading day following consummation of such transaction) is at least 105% of the conversion price of the Debentures in effect on the date immediately preceding the closing date of such transaction.

     There is no definition of the phrase "all or substantially all" as applied to the Company's assets and used in the definition of Change in Control in the Indenture, and there is no clear definition of the phrase under applicable law. As a result of the uncertainty of the meaning of this phrase, in the event the Company were to sell a significant amount of its assets, the holders and the Company may disagree over whether the sale gives rise to the right of holders to require the Company to repurchase the Debentures. In such event, the holders would likely not be able to require the Company to repurchase unless and until the disagreement were resolved in favor of the holders.

     The right to require the Company to repurchase Debentures as a result of a Change in Control could create an event of default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination of Debentures." The Company's ability to pay cash to the holders upon a repurchase may also be limited by certain financial covenants contained in the Company's Senior Indebtedness.

     In the event a Change in Control occurs and the holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.
The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other similar debt offerings and the specific terms of this feature resulted from negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change in Control.

     The foregoing provisions would not necessarily afford holders protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders.

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Debentures and the rights of holders of the Debentures may only be modified by the Company and the Trustee with the written consent of the holders of not less than 66-2/3% in principal amount of the outstanding Debentures. However, without the consent of each Holder of any Debenture affected, an amendment, waiver or supplement may not (a) reduce the amount of Debentures whose holders may consent to an amendment; (b) reduce the rate or change the time of payment of interest on any Debenture; (c) reduce the principal of or change the fixed maturity of any Debenture; (d) make any Debenture payable in money other than that stated in the Debenture; (e) change the provisions of the Indenture regarding the right of the holders of a majority of the Debenture to waive defaults under the Indenture or impair the right of any holder of Debentures to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or (f) make any change that adversely affects the right to convert any Debenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following is a summary of certain provisions of the Indenture relating to events of default notice and waiver.

     The following are Events of Default under the Indenture with respect to the
Debentures: (i) default in the payment of interest on the Debentures when due and payable which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on the Debentures when due and payable, at maturity, upon redemption or otherwise, which continues for five business days;
(iii) failure to perform any other covenant of the Company contained in the Indenture or the Debentures which continues for 60 days after notice as provided in the Indenture; (iv) acceleration of any indebtedness for money borrowed (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5.0 million, whether existing on the date of the execution of the Indenture or thereafter created, if such indebtedness is not paid or such acceleration is not annulled within ten days after notice to the Company of such acceleration; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the Holders of at least a majority in principal amount of the Debentures may declare all of the Debentures to be due and payable immediately.

     The Company will not (i) declare or pay any dividends or make any distribution to holders of its capital stock or (ii) purchase, redeem or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights or options, to purchase or acquire any shares of its Common Stock (other than the Debentures or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debentures), if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action.

     The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Debentures notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officer's statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

     No consent of the holders of the Debentures is required for the Company to consolidate with or merge into or transfer or lease substantially all of its assets to another corporation or trust which assumes the obligations of the Company under the Indenture and Debentures or for any reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code; nor is any such consent of holders of the Debentures required for any amendment of the Indenture or the Debentures by the Company or the Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debentures in addition to certified Debentures, or to make any change that does not adversely affect the right of a holder of a Debenture.

     Subject to certain conditions, any person having a beneficial interest in either the Rule 144A Global Security or the Accredited Investor Global Security may, upon request to the Trustee, exchange such beneficial interest for Debentures in the form of certificated Debentures. Upon any such issuance, the Trustee is required to register such certificated Debentures in the name of, and cause the same to be delivered to, such person or persons (nominee of any thereof). All such certificated Debentures will be subject to the legend requirements set forth in the Indenture. In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of certificated Debentures under the Indenture, then, upon surrender by the Global Security Holder of its Rule 144A Global Security or Accredited Investor Global Security, as the case may be, Debentures in certificated form will be issued to each person that the Global Security Holder and the Depository identify as being the beneficial owner of the related Debentures.

     Neither the Company nor the Trustee will be liable for any delay by the Global Security Holder or the Depository in identifying the beneficial owners of Debentures, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depository for all purposes.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not merge or consolidate with, or sell or convey all, or substantially all, of its assets to another person unless: such person is a company or a trust; such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture; and immediately after the transaction no default or Event of Default shall exist.

MARKETABILITY

     At present there is no public market for the Debentures, and it is not likely that a market will develop after the Offering. The Debentures are being sold pursuant to exemptions from registration under the Securities Act. The Company is obligated to file a registration statement under the Securities Act relating to the resale of Debentures and the Conversion Shares. However, there can be no assurance that the Company will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder's ability to sell such Conversion Shares or could adversely affect the price at which such Conversion Shares can be sold.

GOVERNING LAW

     The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a Registration Rights Agreement entered into by the Company in connection with the offering of the Debentures, the Debentures and the Conversion Shares have been registered under the Securities Act with the Securities and Exchange Commission (the "Commission"). The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the Debentures and the Conversion Shares have been sold thereby or until the Debentures and the Conversion Shares are no longer, by reason of Rule 144(k) promulgated under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Purchasers. The Registration Rights Agreement entitles the Company to suspend temporarily the right of holders of Registrable Securities to make dispositions of Registrable Securities pursuant to the Registration Statement to the extent the Board of Directors determines such suspension to be necessary in light of the existence of any undisclosed acquisition, financing activity or other material event the disclosure of which may reasonably be expected to materially disadvantage the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a brief description of the capital stock of the Company, Chapter 78 of the Nevada Revised Statutes (the "Nevada General Corporation Law" or "NGCL") and the provisions contained in the Company's Articles of Incorporation, as amended (the "Charter") and By-Laws. The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and By-Laws of the Company. See "Available Information."

GENERAL

     The Company's Charter authorizes 80,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. As of April 6, 1998, the Company had 15,742,062 shares of Common Stock issued and outstanding and 800,000 shares of classified but not issued and outstanding shares of Preferred Stock.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued (and subject to any dividend restriction contained in any credit facility which the Company may enter into in the future) and distributed pro rata in accordance with the number of shares of Common Stock held by each stockholder. See "Risk Factors--Dividend Policy."

     The Common Stock is listed on the American Stock Exchange. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors when designating any such series. The Company's Board of Directors has authority to classify or reclassify authorized but unissued shares of Preferred Stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock.

     The Preferred Stock and the variety of characteristics that the Board of Directors may assign to it offers the Company flexibility in financing and acquisition transactions. An issuance of Preferred Stock could dilute the book value or adversely affect the relative voting power of the Common Stock. The issuance of such shares could be used to enable the holder to block such a transaction. Although the Board of Directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Company, the Board could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company's best interests or in which stockholders could or would receive a premium for their shares of Common Stock over the market price.

SERIES A PREFERRED STOCK

     On July 15, 1997, the Board of Directors created a class of Preferred Stock, par value $0.01 per share, consisting of 800,000 shares and designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). Holders of shares of Series A Preferred Stock are entitled to receive quarterly dividends in preference to the holders of Common Stock and any other stock ranking junior to the Series A Preferred Stock, in an amount per share equal to the greater of $1.00 or 100 times the aggregate per share amount of all cash and non-cash dividends (except for a dividend payable in shares of Common Stock). Such dividends shall be cumulative and do not bear interest.

     Each share of Series A Preferred Stock entitles that holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. Shares of Series A Preferred Stock may be issued in fractional amounts, may not be redeemed by the Company and shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Company's Preferred Stock (except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series A Preferred Stock). If the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash or any other property into which or for which each share of Common Stock is changed or exchanged. Any shares of Series A Preferred stock purchased or otherwise acquired by the Company must be promptly canceled and upon such cancellation will become authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock.

RIGHTS PLAN

     On June 12, 1997, the Board of Directors of the Company declared a dividend of one preferred share purchase right (each a "Right" and collectively the "Rights") on each outstanding share of Common Stock, payable to stockholders of record on June 30, 1997. Each Right will entitle the holder thereof after the Rights become exercisable and until June 30, 2007 (or the earlier redemption, exchange of termination of the Rights), to buy one one-hundredth of a share of Series A Preferred Stock at an exercise price of $54.00, subject to certain anti-dilution adjustments (the "Purchase Price"). The Rights will be represented by the Common Stock certificates and will not be exercisable or transferable apart from the Common Stock until the earlier of (i) the tenth day after the public announcement that a Person (defined as any individual or entity) or group has become an Acquiring Person (a Person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock) or (ii) the tenth day after a Person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) is referred to herein the "Distribution Date"). Prior to the Distribution

Date, the Company's Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. Separate certificates representing the Rights will be mailed to holders of the Common Stock as of the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Common Stock. The Rights will at no time have any voting rights.

     In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding Common Stock approved by the Board of Directors of the Company) or if the Company were the surviving corporation in a merger and its Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then-current exercise price of one Right. With certain exceptions, in the event that (i) the Company were acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its Common Stock is changed or exchanged (other than a merger which follows certain cash offers for all outstanding Common Stock approved by the Board of Directors of the Company) or (ii) more than 50% of the Company's assets or earning power were sold, proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then-current exercise price of one Right.

     At any time after a Person has become an Acquiring Person and prior to the acquisition of 50% or more of the then-outstanding Common Stock by such Acquiring Person, the Board of Directors of the Company may cause the Company to acquire the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, in exchange for that number of shares of Common Stock having an aggregate value equal to the excess of the value of the Common Stock issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price.

     The Rights are redeemable at $0.01 per Right prior to the first date of public announcement that a Person or group has become an Acquiring Person.
Prior to the expiration of the period during which the Rights may be redeemed, the Board of Directors of the Company has the power, under certain circumstances, to extend the redemption period. The Rights will expire on June 12, 2007 (unless earlier redeemed or exchanged). American Stock Transfer & Trust Company is the Rights Agent. Under certain circumstances set forth in the Rights Agreement, the decision to redeem or to lengthen or shorten the redemption period shall require the concurrence of a majority of the Continuing Directors (as defined below).

     The term "Continuing Directors" means any member of the Board of Directors of the Company who was a member of the Board of Directors prior to the time that any Person becomes an Acquiring Person, and any person who is subsequently elected to the Board of Directors if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing.

     The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase the Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the last regular periodic cash dividend theretofore paid, or in case regular periodic dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in the Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). No adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have attached Rights. The Company has reserved 800,000 shares of Series A Preferred Stock for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a Person or group has become an Acquiring Person, as the Rights may be redeemed by the Company at $.01 per Right prior to such time.

RESTRICTIONS ON BUSINESS COMBINATIONS AND CORPORATE CONTROL

     The Nevada General Corporation Law contains provisions restricting the ability of a corporation to engage in business combinations with an "interested stockholder." Under the NGCL, except under certain circumstances, business combinations are not permitted for a period of three years following the date such stockholder became an interested stockholder. The NGCL defines an "interested stockholder," generally, as a person who beneficially owns 10% or more of the outstanding shares of a corporation's voting stock.

     In addition, the NGCL generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" (as defined in the NGCL). "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which, when crossed, trigger application of the voting bar with respect to the newly acquired shares. The NGCL also permits directors to resist a change or potential change in control of the corporation if the directors determine that such a change is opposed to or not in the best interest of the corporation.

LIMITATIONS ON DIRECTORS LIABILITY

     The Charter limits the liability of directors and officers to the Company or its stockholders to the fullest extent permitted by the NGCL. The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Debentures. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Debentures, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons, may be subject to special rules.
In addition, this discussion is limited to persons that purchase the Debentures in the Offering and hold the Debentures as a "capital asset" within the meaning of Section 1221 of the Code and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment.

     PROSPECTIVE PURCHASERS OF THE DEBENTURES ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

STATED INTEREST

     Stated interest on a Debenture will be taxable to a holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

CONVERSION OF DEBENTURES INTO COMMON STOCK

     In general, no gain or loss will be recognized for income tax purposes on a conversion of the Debentures into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Debenture allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Debenture converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Debentures were held.

     The conversion price of the Debentures is subject to adjustment under certain circumstances. See "Description of Debentures--Conversion Rights."
Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Debentures as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current earnings and profits if and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Debentures in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the Debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of the Company earnings and profits.

MARKET DISCOUNT

     Investors acquiring Debentures pursuant to this Prospectus should note that the resale of those Debentures may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Debenture purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Debenture, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Debenture may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Debenture, however, should (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF DEBENTURES

     Except as described above under "--Conversion of Debentures Into Common Stock," each holder of Debentures generally will recognize gain or loss upon the sale, exchange, redemption, repurchase, retirement, or other disposition of those Debentures measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent such cash or other property is attributable to the payment of accrued interest not previously interest in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Debentures (including any market discount previously included income by the holder). Each holder of Common Stock into which the Debentures are converted, in general, will recognize gain or loss upon the sale, exchange, or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Debentures. Any such gain or loss recognized on the sale, exchange, repurchase, retirement, or other disposition of a Debenture or share of Common Stock should be capital gain or loss (except as discussed under "--Market Discount" above). Pursuant to the recently enacted Taxpayer Relief Act of 1997, long-term capital gains tax rates will apply to dispositions by individuals of capital assets (such as the

Debentures or Common Stock) held for more than 18 months. The maximum long-term capital gains tax rate applicable to individuals is currently 20% (10% for individuals in the 15% tax bracket). Mid-term capital gains tax rates will apply to dispositions by individuals of capital assets held for more than one year but not more than 18 months. The maximum mid-term capital gains tax rate applicable to individuals is currently 28% (15% for individuals in the 15% tax bracket). Corporate taxpayers continue to be subject to a maximum regular tax rate of 35% on all capital gains and ordinary income. An investor's initial basis in a Debenture will be the cash price paid therefor.

BACKUP WITHHOLDING

     A holder of Debentures or Common Stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Debentures. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the back-up withholding rules is creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

     The Company will report to the holders of Debentures and Common Stock and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Debentures and the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California and New York, New York and by Schreck Morris, Las Vegas, Nevada.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the years in the three year period ending December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN
 AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
 REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS
 PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION
 OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING
 MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY
 THE COMPANY OR BY ANY SELLING STOCKHOLDER.  THIS
 PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
 SOLICITATION OF AN OFFER TO BUY ANY OF THE
 SECURITIES OFFERED HEREBY BY ANYONE IN ANY
 JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS
 NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH
 OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR
 TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
 OFFER OR SOLICITATION.  NEITHER THE DELIVERY OF THIS
 PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER
 ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE
 INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY
 TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

     ______________________

TABLE OF CONTENTS                                                 PAGE


Available Information..............................................  3
Incorporation of Certain Documents by Reference....................  3
Risk Factors.......................................................  4
The Company........................................................ 10
Ratio of Earnings to Fixed Charges................................. 10
Use of Proceeds.................................................... 11
Selling Debentureholders........................................... 11
Plan of Distribution............................................... 13
Description of Debentures.......................................... 13
Description of Capital Stock....................................... 20
Certain Federal Income Tax Considerations.......................... 23
Legal Matters...................................................... 26
Experts............................................................ 26





================================================================================




                                  $75,000,000
                       5.625% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2003

                               2,864,344 SHARES
                                 COMMON STOCK



                                ASSISTED LIVING
                                CONCEPTS, INC.





                              ___________________

                                  PROSPECTUS
                              ___________________





                                    , 1998



================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.


SEC Registration Fee................................................................              $  22,125
AMEX Filing Fee.....................................................................                 25,000
Printing Expenses...................................................................                 30,000
Legal Fees and Expenses.............................................................                 40,000
Accounting Fees and Expenses........................................................                 30,000
Registrar and Transfer Agent Fees and Expenses......................................                 17,500
Miscellaneous Expenses..............................................................                 15,375
                                                                                                  ---------
          Total.....................................................................              $ 180,000
                                                                                                  =========

     All of the costs identified above will be paid by the Company.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Company's Articles of Incorporation and the Nevada General Corporation Laws a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition and under certain circumstances, Nevada Revised Statutes 78.751 and the Company's By-Laws, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Nevada Revised Statutes and the Company's By-Laws.

     In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys' fees, fines, settlements, or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company as authorized by the By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. If a claim for indemnification or payment of expenses under the Company's By-Laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the By-Laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in the By-Laws.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


        EXHIBIT NO.     DESCRIPTION OF EXHIBIT
        ----------      ----------------------
           1.1          Placement Agency Agreement, dated as of April 7, 1998
                        by and between the Company and Schroder & Co., Inc.
           4.1          Indenture, dated as of April 13, 1998 by and between the
                        Company and Harris Trust and Savings Bank, as Trustee.
           4.2          Registration Rights Agreement, dated as of April 7,
                        1998, by and between the Company and Schroder & Co.,
                        Inc.


        EXHIBIT NO.     DESCRIPTION OF EXHIBIT
        ----------      ----------------------
          4.3           Form of Debenture
          5.1           Opinion of Schreck Morris.
         12.1           Computation of Ratio of Earnings to Fixed Charges
         23.1           Consent of Schreck Morris (included in Exhibit 5.1).
         23.2           Consent of KPMG Peat Marwick LLP.
         24.1           Power of Attorney (included on Page II-6).
         25.1           Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee.

ITEM 17.      UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Portland, State of Oregon on the 8th day of May 1998.

                              ASSISTED LIVING CONCEPTS, INC.

                              By:  /s/ William McBride III
                                  ---------------------------------------------
                                    William McBride III
                                    Chairman of the Board of Directors and Chief
                                    Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William McBride III, Keren Brown Wilson and Rhonda S. Marsh or any or all of them to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments and any Registration Statement pursuant to Rule 462(b)), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

                  Signatures                                   Title                               Date
                  ----------                                   -----                               ----
/s/ William McBride III
---------------------------------                 Chairman of the Board of                       May 8, 1998
    William McBride III                           Directors and Chief Executive
                                                  Officer (Principal Executive
                                                  Officer and Principal Financial
                                                  Officer)

/s/ Keren B. Wilson
---------------------------------                 President, Chief Operating                     May 8, 1998
    Keren B. Wilson                               Officer and Vice-Chairman of
                                                  the Board of Directors

/s/ Rhonda S. Marsh
----------------------------------                Vice President, Controller and                 May 8, 1998
    Rhonda S. Marsh                               Chief Accounting Officer



/s/ Gloria Cavanaugh
----------------------------------                Director                                       May 8, 1998
    Gloria Cavanaugh


/s/ Richard C. Ladd
-----------------------------------------------   Director                           May 8, 1998
    Richard C. Ladd

/s/ Bradley G. Razook
-----------------------------------------------   Director                           May 8, 1998
    Bradley G. Razook

                                 EXHIBIT INDEX


        EXHIBIT NO.     DESCRIPTION OF EXHIBIT
        ----------      ----------------------
           1.1          Placement Agency Agreement, dated as of April 7, 1998
                        by and between the Company and Schroder & Co., Inc.
           4.1          Indenture, dated as of April 13, 1998 by and between the
                        Company and Harris Trust and Savings Bank, as Trustee.
           4.2          Registration Rights Agreement, dated as of April 7,
                        1998, by and between the Company and Schroder & Co.,
                        Inc.
           4.3          Form of Debenture
           5.1          Opinion of Schreck Morris.
          12.1          Computation of Ratio of Earnings to Fixed Charges
          23.1          Consent of Schreck Morris (included in Exhibit 5.1).
          23.2          Consent of KPMG Peat Marwick LLP.
          24.1          Power of Attorney (included on Page II-6).
          25.1          Form T-1 Statement of Eligibility and Qualification
                        under the Trust Indenture Act of 1939 of the Trustee.